Exhibit 99.4
LETTER TO CLIENTS OF BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
Offer To Exchange
Warrants to Acquire Ordinary Shares
of
CISION LTD.
for
Ordinary Shares of Cision Ltd.
and Consent Solicitation
THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 15, 2018, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. WARRANTS OF THE COMPANY TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.
April 17, 2018
To Our Clients:
Enclosed for your consideration are the Prospectus/Offer to Exchange dated April 17, 2018 and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of Cision Ltd. (the “Company”), an exempted company incorporated in the Cayman Islands with limited liability, to each holder of its warrants to purchase one ordinary share, par value of  $0.0001 per share, of the Company (the “Ordinary Shares”) for a purchase price of  $11.50 to receive 0.26 Ordinary Shares in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”
The Offer is being made to:
•
All holders of our publicly traded warrants to purchase our Ordinary Shares, which were originally issued as warrants to purchase the common stock, $0.0001 par value, of Capitol Acquisition Corp. III (“Capitol”) in connection with the initial public offering of Capitol’s securities on October 13, 2015 (the “Capitol IPO”) and automatically converted into warrants to purchase Ordinary Shares of the Company on June 29, 2017, upon the consummation of the business combination (the “Business Combination”) contemplated by that certain merger agreement, dated as of March 19, 2017, by and among the Company, Capitol, Canyon Holdings S.à.r.l., Canyon Holdings (Cayman), L.P. (“Cision Owner”) and Capitol Acquisition Merger Sub., Inc., which entitle such warrant holders to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments, referred to as the “Public Warrants.” Our Ordinary Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CISN,” and our Public Warrants are listed on NYSE American under the symbol “CISN.WS.” As of April 13, 2018, 16,250,000 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,225,000 of our Ordinary Shares in exchange for the Public Warrants.

•
All holders of certain of our warrants to purchase Ordinary Shares that were privately issued in connection with the Capitol IPO or the consummation of our Business Combination based on an exemption from registration under the Securities Act of 1933, as amended, referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one Ordinary Share for a purchase price of  $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates. The Public Warrants and Private Warrants are referred to collectively as the “Warrants.” The Private Warrants were issued to certain sponsors of Capitol (the “Capitol Sponsors”) in connection with the Capitol IPO and additional warrants were issued to Cision Owner in connection with the consummation of the Business Combination. As of April 13, 2018, 8,250,000 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 2,145,000 of our Ordinary Shares in exchange for the Private Warrants.
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.26 Ordinary Shares for each Warrant tendered by such holder and exchanged. Any Warrant holder that participates in the Offer may tender less than all of its Warrants for exchange.
No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Ordinary Shares on the NYSE on the last trading day of the Offer Period. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.
Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Amended and Restated Warrant Agreement, dated as of October 17, 2017, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to require that each outstanding Warrant be converted into 0.234 Ordinary Shares, which is a ratio 10% less than the ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private Warrant holders voting together. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the outstanding Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants, and therefore by tendering your warrants for exchange you will deliver your consent to the Company. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered.
The Capitol Sponsors and Cision Owner have advised us that they intend to tender all of the Private Warrants held by them in the Offer. Collectively, the Capitol Sponsors and Cision Owner hold approximately 94.5% of the Private Warrants, representing approximately 31.8% of the total Warrants outstanding. See the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.”
If at least 50% of the holders of the outstanding warrants do not provide consent to the Warrant Amendment, Warrants not exchanged for Ordinary Shares pursuant to the Offer will remain outstanding subject to their current terms, including any such terms permitting the Company to redeem such Warrants prior to their expiration. The Company reserves the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.
THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.
Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal and Consent, to cause your Warrants to be tendered for exchange pursuant to the Offer and provide consent to the Warrant Amendment.

On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all Warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.26 Ordinary Shares for each Warrant so tendered.
We are the owner of record of Warrants held for your account. As such, only we can exchange and tender your Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to exchange and tender Warrants we hold for your account, nor to provide consent to the Warrant Amendment.
Please instruct us as to whether you wish us to tender for exchange any or all of the Warrants we hold for your account, on the terms and subject to the conditions of the Offer.
Please note the following:
1.
Your Warrants may be exchanged at the exchange rate of 0.26 Ordinary Shares for every one of your Warrants properly tendered for exchange.

2.
The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. In particular, please see “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation” in the Prospectus/Offer to Exchange.

3.
By tendering your Warrants for exchange you are concurrently consenting to the Warrant Amendment. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment.

4.
The Offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which the Company may extend.

If you wish to have us tender any or all of your Warrants for exchange pursuant to the Offer and Consent Solicitation, please so instruct us by completing, executing, detaching and returning to us the attached Instructions Form. If you authorize us to tender your Warrants, we will tender for exchange all of your Warrants unless you specify otherwise on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which the Company may extend.
The board of directors of the Company has approved the Offer and Consent Solicitation. However, neither the Company nor any of its management, its board of directors, the dealer manager, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and Consent Solicitation. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, and should consult your own investment and tax advisors. You must decide whether to have your Warrants exchanged and, if so, how many Warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

Instructions Form
Offer To Exchange
Warrants to Acquire Ordinary Shares
of
CISION LTD.
for
Ordinary Shares of Cision Ltd.
and Consent Solicitation
The undersigned acknowledges receipt of your letter and the enclosed Prospectus/Offer to Exchange dated April 17, 2018 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of the Company to each holder of its warrants to purchase one ordinary share, par value of  $0.0001 per share, of the Company (the “Ordinary Shares”) for a purchase price of  $11.50 (the “Warrants”) to receive 0.26 Ordinary Shares in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”), and the solicitation of consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of October 17, 2017, by and between Cision Ltd. and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.234 Ordinary Shares, which is a ratio 10% less than the ratio applicable to the Offer.
The undersigned hereby instructs you to tender for exchange the number of Warrants indicated below or, if no number is indicated, all Warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.
By participating in the Offer, the undersigned acknowledges that: (i) the Offer and Consent Solicitation are made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent; (ii) upon and subject to the terms and conditions set forth in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent, Warrants properly tendered and accepted and not validly withdrawn constitutes the undersigned’s validly delivered consent to the Warrant Amendment; (iii) the Offer will be open until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which the Company may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iv) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended or terminated by the Company as provided in the Prospectus/Offer to Exchange; (v) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (vi) the future value of the Ordinary Shares is unknown and cannot be predicted with certainty; (vii) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.
Number of Warrants to be exchanged by you for the account of the undersigned: _________________
*
No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Ordinary Shares on the NYSE on the last trading day of the Offer Period. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

**
Unless otherwise indicated it will be assumed that all Warrants held by us for your account are to be exchanged.

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